Exhibit (a)(1)


June 22, 1999


           - U S WEST REVISES GLOBAL CROSSING TENDER OFFER RESULTS -

DENVER -- U S WEST, Inc. (NYSE: USW) announced it has revised the number of shares tendered in its tender offer for 39,259,305 shares of Global Crossing Ltd. (Nasdaq: GBLX).

The revised number of shares tendered is 220,370,572, a reduction of 20,037,585 from its previously announced total of 240,408,157 shares. The revisions resulted from a clerical error by one of the tendering shareholders.

The new total of tendered shares will result in a tender of 181,111,267 shares more than the number of shares which U S WEST offered to purchase pursuant to the tender offer. U S WEST anticipates completing the proration process in several days for determining which shares will be accepted for payment.

U S WEST (NYSE: USW) provides a full range of telecommunications services -- including wireline, wireless PCS, data networking, directory and information services -- to more than 25 million customers nationally and in 14 western and midwestern states. More information about U S WEST can be found on the Internet at http://www.uswest.com.

Safe Harbor Statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from expectations include: (i) greater than anticipated competition from new entrants into the local exchange, intraLATA toll, wireless, data and directories markets, causing loss of customers and increased price competition; (ii) changes in demand for U S WEST's products and services, including optional custom calling features; (iii) higher than anticipated employee levels, capital expenditures and operating expenses (such as costs associated with interconnection and year 2000 remediation); (iv) the loss of significant customers; (v) pending and future state and federal regulatory changes affecting the telecommunciations industry, including changes that could have an impact on the competitive environment in the local exchange market; (vi) a change in economic conditions in the various markets served by U S WEST's operations;
(vii) higher than anticipated start-up costs associated with new business opportunities; (viii) delays in U S WEST's ability to begin offering interLATA
long-distance   services;   (ix)  consumer  acceptance  of  broadband  services,
including telephony, data and wireless services; and (x) delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations. These cautionary statements by U S WEST should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by U S WEST. U S WEST cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. U S WEST does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Further   information:   Larry  Thede,   303-896-3550;   Martha  Daniele  Paine,
303-896-5706; Kent Evans, 303-896-3096.